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                                                                    Exhibit 21.1


                   KIEWIT MATERIALS COMPANY AND SUBSIDIARIES
                                 JULY 27, 2000



Apache Materials, L.L.C.
Bell Cement Tools, L.L.C.
Guernsey Stone Company
Kiewit Materials Acquisition Company
Kiewit Materials Leasing L.L.C.
Metro Concrete Pumping Company
New River Land and Cattle Company
Northwest Materials Holding Company
Pacific Rock Products, L.L.C.
Pacific Rock Products Trucking, L.L.C.
Quality Ready Mix, Inc.
Solano Concrete Co., Inc.
Tanner Companies (Yuma) Inc.
Twin Mountain Rock Company
United Metro Materials Inc.
Western Equipment Co.